D/LFI-
                       Dreyfus Premier Balanced Fund
                       Dreyfus Premier Limited Term Income Fund
                       Dreyfus Premier Strategic Income Fund

                       D/LFT-
                       Dreyfus Premier Managed Income Fund


                               PROPOSED RESOLUTION


                  RESOLVED, that the transaction(s) engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is determined to have been effected in compliance with the Procedures adopted by the Board with respect to such transaction(s).